Exhibit T3B-44

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

PA NATURAL MEDICINE LLC

This Amended and Restated Operating Agreement (the “Agreement”) of PA NATURAL MEDICINE LLC (the “Company”), effective as of October 1, 2021 (the “Effective Date”), is entered into by and between the Company and CSAC Acquisition PA II Corp., a Nevada corporation, as the single member of the Company (the “Member”).

WHEREAS, the Company was formed as a limited liability company on March 10, 2017 by the filing of a certificate of Organization (the “Certificate of Organization”) with the Department of State of the Commonwealth of Pennsylvania (“Department of State”) pursuant to and in accordance with the Pennsylvania Revised Uniform Limited Liability Company Act of 2016, as amended from time to time (“ULLCA”);

WHEREAS, on October 1, 2021, Aumega Health and Wellness, LLC, Anthony J. DePaul, Austin Meeham and Sunrising Health and Wellness LLC, transferred all of their ownership interests in the Company to Member; and

WHEREAS, the Member now desires to amend and restate the original Agreement in its entirety in order to organize the limited liability company pursuant to Pennsylvania law and to establish terms and conditions relating to its organization and governance as set forth in this Agreement;

NOW, THEREFORE, the Member and the Company agree that the membership in and management of the Company shall be governed by the terms set forth herein:

1.       Name. The name of the Company is PA NATURAL MEDICINE LLC.

2.       Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under ULLCA and to engage in any and all activities necessary or incidental thereto.

3.       Powers. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is organized, including the powers granted by ULLCA.

4.       Registered Office and Agent. Address of the registered office and the name of the agent of the Company in the Commonwealth of Pennsylvania for service of process at that address shall be as set forth in the Certificate of Organization or any subsequent filing with Department of State. In the event of a change in the registered office or agent of the Company, the Member shall promptly file any required documentation with Department of State in the manner provided by ULLCA.

5.       Members.

5.1      Member. The Member owns 100% of the transferable interests in the Company. The name and business, residence, or mailing address of the Member are as follows:

CSAC Acquisition PA II Corp.

2601 South Bayshore Dr., Ste. 900

Miami, FL 33133

5.2      Additional Members. One or more additional members may be admitted to the Company with the written consent of the Member. Before the admission of any such additional members to the Company, the Member shall adopt a new operating agreement or amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

5.3      No Certificates for Transferable Interests. The Company will not issue any certificates to evidence ownership of transferable interests.

6.       Management.

6.1      Rights and Duties of Members. The Company is a “manager-managed” limited liability company under the ULLCA which shall be managed by a Board of Managers (the “Board”, also referred to in this Agreement as, the “Manager”). Except as may hereafter be required or permitted by the ULLCA or as specifically provided herein, the Member shall in such capacity take no part whatever in the control, management, direction or operation of the affairs of the Company and shall have no power to act for or bind the Company.

6.2       Board Members.

a.        The Board shall initially be composed of three Board Members. The vote or written consent of the Member shall appoint and remove Board Members. Such Board Members need not be Members of the Company. Board Members shall serve for a term of one (1) year or until their successor is elected. Board Members will be nominated and elected and vacancies filled by a vote or written consent of the Member. Any Board Member may be removed with or without cause, by a vote or written consent of the Member. Whenever the Board is required or permitted to take any action by vote or at a meeting, that action may be taken without a meeting, without prior notice, and without a vote, if a written consent setting forth the action so taken is signed by the Board Members representing at least the minimum level that would be necessary to authorize or take the action by vote or at a meeting. Notice of any action so taken by written consent will be given to the each Board Member who has not so consented promptly after the taking of the action. Such notice shall be sent by certified or registered mail, return receipt requested, or by email, and shall be effective on the date of mailing. The vote or written consent of Board Members constituting more than fifty percent (50%) of the Board will be the act of the Board, unless the vote or written consent of a greater or lesser proportion is required under this Agreement or is otherwise required by the ULLCA or the Certificate of Organization.

b.        The Member agrees that the following persons shall be Board Members: Jonathan Sandelman, Jennifer Drake and Charles Miles.

6.3       Powers of the Board.

a.        The Board shall have full and complete charge of all affairs of the Company and the management and control of the Company’s business shall rest exclusively with the Board, subject to the terms and conditions of this Agreement. The Board shall be required to devote to the conduct of the business of the Company only such time and attention as it determines, in its sole and absolute discretion, to be necessary to accomplish the purposes, and to conduct properly the business, of the Company.

b.        Subject to the limitations set forth in this Agreement, including but not limited to those limitations set forth in Section 6.4 the Board shall perform or cause to be performed, all management and operational functions relating to the business of the Company. Without limiting the generality of the foregoing, the Board is authorized on behalf of the Company, without the consent of the Member, to:

(i)        invest and expend the capital and revenues of the Company in furtherance of the Company’s business and pay, in accordance with the provisions of this Agreement, all expenses, debts and obligations of the Company to the extent that funds of the Company are available therefor;

(ii)      make investments in United States government securities, securities of governmental agencies, commercial paper, insured money market funds, bankers’ acceptances, certificates of deposit and other securities, pending disbursement of the Company funds or to provide a source from which to meet contingencies, all to the extent permitted under the policies from time to time adopted by the Member;

(iii)      enter into agreements and contracts with any person, terminate any such agreements and institute, defend and settle litigation arising therefrom, and give receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto;

(iv)      maintain, at the expense of the Company, adequate records and accounts of all operations and expenditures;

(v)       purchase, at the expense of the Company, liability, casualty, fire and other insurance and bonds to protect the Company’s properties, business, Members, employees, Board Members and officers;

(vi)      borrow funds needed for the operations of the Company and, in connection therewith, issue notes, debentures and other debt securities and mortgage, pledge, encumber or hypothecate the assets of the Company;

(vii)     obtain replacement of any mortgage, encumbrance, pledge, hypothecation or other security device and prepay, in whole or in part, modify, consolidate or extend any such mortgage, encumbrance, pledge, hypothecation or other security device; provided, however, that the Board shall not be authorized to replace a mortgage on which no Member has personal liability with a mortgage on which a Member does have personal liability;

(viii)    sell, lease, trade, exchange or otherwise dispose of all or any portion of the property or assets of the Company, subject, however, to the provisions of 6.4;

(ix)       employ, at the expense of the Company, consultants, accountants, attorneys, brokers, engineers, escrow agents and others and terminate such employment;

(x)       execute and deliver purchase agreements, notes, leases, subleases, applications, transfer documents and other instruments necessary or incidental to the conduct of the business of the Company;

(xi)      determine the accounting methods and conventions to be used in the preparation of the necessary federal and state income tax returns for the Company (the “Returns”), and make any and all elections under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of the Company, or any other method or procedure related to the preparation of the Returns; and

(xii)     bring, defend and settle claims or litigation in the name of the Company.

By executing this Agreement, the Member shall be deemed to have consented to any exercise by the Board of any of the foregoing powers. Any third party may rely on a resolution of the Board or the signature of any officer duly authorized by the Board, as a valid exercise or execution of any of the foregoing powers on behalf of the Company.

6.4       Restrictions on the Board’s Authority.

The Board may not, without the approval, written consent or ratification of the specific act by the Member given in this Agreement or given by other written instrument executed and delivered by the Member subsequent to the date of this Agreement, do any of the following:

a.        any act in contravention of this Agreement or the Certificate of Organization;

b.       any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement; or

c.       merge or consolidate the Company into or with any other entity;

d.       sell, lease, exchange or refinance all or substantially all of the assets of the Company; or

e.        admit new Members to the Company.

6.5      Officers.

a.       The Board may, from time to time, designate one or more persons to be an officer of the Company. Any officer so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them subject to the limitations set forth in the ULLCA or this Agreement. The Board may assign titles to particular officers. The Company will have a President. The President shall have the powers and duties of immediate supervision and management of the Company which usually accompany a President, provided that all such powers are subject to the authority of the Board. The initial President is Jonathan Sandelman. In addition to the President, the Board Members agree that the following persons shall serve as officers in the capacity set forth after each individual’s name and each such officer so designated shall have such authority and perform such duties as the President or the Board may, from time to time, delegate to them subject to limitations set forth in the ULLCA and this Agreement.

Jen Drake	-	Vice President
Charles Miles	-	Vice President

b.       No officer need be a resident of the Commonwealth of Pennsylvania or a Board Member. Each officer shall hold his office until his successor shall be duly designated and qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and any agents of the Company shall be fixed from time to time by the Board.

c.       Any officer may resign as such at any time. Such resignation may be made in writing and shall take effect at the time specified therein, or if no time is specified, upon receipt by the Board. Acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Board at any time when, in the Board’s judgment, the best interest of the Company will be served by the officer’s removal. Any vacancy occurring in any office of the Company may be filled by the consent of the Board.

d.       Unless otherwise restricted by the Board, the officers of the Company may take the following actions on behalf of the Company:

(i)        make any capital expenditure for the Company (to the extent consistent with the Member’s policies from time to time in effect);

(ii)       make investments in United States government securities, securities of governmental agencies, commercial paper, insured money market funds, bankers’ acceptances, certificates of deposit in other securities pending disbursement of the Company funds or to provide a source from which to meet contingencies (to the extent consistent with the Member’s policies from time to time in effect);

(iii)       enter into or terminate agreements or contracts with any Person;

(iv)      institute, defend, or settle litigation arising from the operation of the Company’s business or give releases or discharges with respect to any matter incident thereto;

(v)       purchase, at the expense of the Company, liability, casualty, fire, and other insurance and bonds to protect the Company’s properties, business, the Member, employees, officers or Board Members; or

(vi)      borrow funds needed for the operations of the Company and, in connection therewith, issue notes, debentures and other debt securities and mortgage, pledge, encumber or hypothecate the assets of the Company or obtain replacement of any such mortgage, pledge, encumbrance or hypothecation.

(vii)     The officers of the Company expressly do not have the power or right to:

(a)       approve the admission of new Members or the transfer or issuance of Membership Interests;

(b)      determine or make any allocations or distributions of the Company to the Member;

(c)      determine the accounting methods and conventions to be used in the preparation of the Returns, or make any and all elections under the tax laws of the United States, the several states or other relevant jurisdictions as to treatment of items of income, gain, loss, deduction of credit of the Company or any other method or procedure related to the preparation of Returns; or

(d)     do or take any of the actions described in Section 6.4 of this Agreement.

6.6      Other Activities. The Member or its Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether presently existing or hereafter created and neither the Company nor the Member or its Affiliates shall have any rights in or to such independent ventures or the income or profits deprived therefrom.

6.7      Removal of a Board Member. Consistent with Section 6.2, Board Members may be removed, with or without cause, from such position by action of the Member. “Action of the Member” shall mean action by written instrument signed by the Member. The removal of a Board Member shall not constitute a waiver or exculpation by the Company or the Member of any liability which the Board Member may have to the Company or the Member, and the Board Member, even though removed, shall remain entitled to exculpation and indemnification from the Company pursuant to Section 9.2 with respect to any matter arising prior to his removal.

6.8      Tax Status of the Company. The Board covenants and agrees to use their best efforts to establish and maintain the classification of the Company as a disregarded entity for federal income tax purposes and not as an association taxable as a corporation.

7.      No Management by Other Persons or Entities. Other than as authorized in this Agreement, no other person or entity shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

8.      Reliance by Third Parties. Any person or entity dealing with the Company may rely upon a certificate signed by the Member, the Manager or any Officer as to:

a.       the identity of the Member, the Manager or any Officer;

b.       the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member, the Manager or any Officer or are in any other manner germane to the affairs of the Company;

c.        the persons who or entities which are authorized to execute and deliver any instrument or document for or on behalf of the Company; or

d.       any act or failure to act by the Company or as to any other matter whatsoever involving the Company, the Member, the Manager or any Officer.

9.       Liability of Member; Indemnification.

9.1      Liability of Member. Except as otherwise required by ULLCA, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Member, the Board Members or any Officer shall not be personally liable for any such debt, obligation, or liability of the Company solely by reason of being or acting as a member, manager or officer of the Company or participating in the management, control, or operation of the business of the Company.

9.2      Indemnification. To the fullest extent permitted by ULLCA, the Member, the Board Members or Officers (irrespective of the capacity in which it acts) shall not be liable, in damages or otherwise, to the Company or to the Member for any act or omission performed or omitted by the Member, any Board Member or Officer pursuant to the authority granted by this Agreement, except if such act or omission results from gross negligence, willful misconduct or bad faith. The Company shall indemnify, defend and hold harmless the Member, any Board Member or Officer from and against any loss, damage, claim, or expense of any nature whatsoever, including reasonable attorneys’ fees, arising out of or in connection with any action taken or omitted or alleged acts or omissions by the Member, any Board Member or Officer pursuant to the authority granted by this Agreement, except where attributable to the gross negligence, willful misconduct or bad faith; provided, however, that any indemnity under this Section 9.2 shall be provided out of and to the extent of Company assets only, and neither the Member, nor any Board Member or Officer nor any other person shall have any personal liability on account thereof. The Member, any Board Member or Officer shall be entitled to rely on the advice of counsel, accountants or other independent experts experienced in the matter at issue, and any act or omission of the Member, any Board Member or Officer pursuant to such advice shall in no event subject the Member, such Board Member or Officer to liability to the Company or the Member. The Company shall advance funds to the Member, any Board Member or Officer for the costs of defending any claim upon receipt of an undertaking from such Member, such Board Member or Officer to repay such amounts to the Company upon any judicial determination that such Member, Manager, Board Member or Officer is not entitled to indemnification under this Section 9.2.

10.     Term. The term of the Company shall be perpetual unless the Company is dissolved, liquidated, and terminated in accordance with Section 14.

11.     Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property, or services as determined by the Member from time to time, or loan funds to the Company, as the Member may determine in its sole and absolute discretion; provided, that absent such determination, Member is under no obligation whatsoever, express or implied, to make any such contribution or loan to the Company.

12.     Tax Status; Income and Deductions.

12.1     Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

12.2     Income and Deductions. All items of income, gain, loss, deduction, and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction, and credit of the Member.

13.     Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member or the Board.

14.     Dissolution and Liquidation.

a.        the Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member; (ii) the entry of a decree of judicial dissolution; or (iii) any other event or circumstance giving rise to the dissolution of the Company under ULLCA, unless the Company’s existence is continued pursuant to ULLCA.

b.       Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

c.        In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) second, to the Member.

d.       Upon the completion of the winding up of the Company, the Member shall file all forms required by ULLCA and Department of State, including, but not limited to, a certificate of dissolution and a statement of termination.

e.

15.     Miscellaneous.

15.1     Amendments. Amendments to this Agreement may be made only with the written consent of the Member.

15.2     Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Pennsylvania and, without limitation thereof, ULLCA, without giving effect to principles of conflicts of law.

15.3    Severability. In the event that any provision of this Agreement is declared to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

15.4     No Third-Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Effective Date.

MEMBER:

CSAC ACQUISITION PA II CORP.

By:	/s/ Jonathan Sandelman
Name: Jonathan Sandelman
Title: President

COMPANY:

PA NATURAL MEDICINE LLC

By:	/s/ Jonathan Sandelman
Name: Jonathan Sandelman
Title: Manager

By:	/s/ Jen Drake
Name: Jen Drake
Title: Manager

By:	/s/ Charles Miles
Name: Charles Miles
Title: Manager